                                                                  Exhibit (h)(2)

              SHAREHOLDERS' SERVICING AND TRANSFER AGENT AGREEMENT

        This agreement (the "Agreement") is made as of this 11th day of June, 2005, by and between The Galaxy Fund, a Massachusetts business trust acting on behalf of its series listed on Appendix I hereto (as the same may from time to time be amended to add or delete one or more series of such trust) (such trust being hereinafter referred to as the "Trust" and each series of the Trust being hereinafter referred to as a "Fund"), Columbia Funds Services, Inc., a Massachusetts corporation ("CFS"), and Columbia Management Advisors, Inc. ("CMA"), an Oregon corporation.

        WHEREAS, the Trust is a registered investment company and desires that CFS perform certain services for the Funds; and

        WHEREAS, CFS is willing to perform such services upon the terms and subject to the conditions set forth herein.

        NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

        1. Appointment. The Trust hereby appoints CFS to act as Transfer Agent, Dividend Disbursing Agent and Shareholders' Servicing Agent for the Funds and as agent for the Funds' shareholders in connection with the shareholder plans described in the Prospectus (as defined below), and CFS accepts such appointments and will perform the respective duties and functions of such offices in the manner hereinafter set forth.

        Notwithstanding such appointments, however, the parties hereto agree that CMA may, upon thirty (30) days prior written notice to the Trust, assume such duties and functions itself. In such event, CMA shall have all of the rights and obligations of CFS hereunder. However, whether or not CMA assumes such duties and functions, CMA guarantees the performance of CFS hereunder and shall be responsible financially and otherwise to the Trust for the performance by CFS of its obligations under this Agreement.

        2. Compensation. The Trust shall pay to CFS, or to such person(s) as CFS may from time to time instruct, for services rendered and costs incurred in connection with the performance of duties hereunder, such compensation and reimbursement as may from time to time be approved by vote of the Trustees of the Trust.

        Schedule A hereto sets forth the compensation and reimbursement arrangements to be effective as of the date of this Agreement, and the treatment of all interest earned with respect to balances in the accounts maintained by CFS, referred to in paragraphs 6, 10 and 11 hereof, net of any charges in connection with such accounts, and all interest earned with respect to balances in the accounts maintained by CFS in connection with the sale and redemption of shares of the Funds, net of any charges in connection with such accounts.

        3. Copies of Documents. The Trust will furnish CFS with copies of the following documents: the Declaration of Trust of the Trust and all amendments thereto; the Code of Regulations of the Trust, as amended from time to time; and the Trust's Registration Statement as in effect on the date hereof under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, and all amendments or supplements thereto hereafter filed. The Prospectus(es) and Statement(s) of Additional Information contained in such Registration Statements, as from time to time amended and supplemented, together are herein collectively referred to as the "Prospectus."

        4. Share Certificates. Unless the Trustees of the Trust shall have resolved that all of the Trust's (or a particular Fund's) shares of beneficial interest, or all of the shares of a particular series or class of such shares, shall be issued in uncertificated form, CFS shall maintain a sufficient supply of blank share certificates representing such shares, in the form approved from time to time by the Trustees of the Trust. Such blank share certificates shall be properly signed, manually or by facsimile signature, by the duly authorized officers of the Trust, and shall bear the seal or facsimile thereof of the Trust; and notwithstanding the death, resignation or removal of any officer of the Trust authorized to sign such share certificates, CFS may continue to countersign certificates which bear the manual or facsimile signature of such officer until otherwise directed by the Trust.

        5. Lost or Destroyed Certificates. In case of the alleged loss or destruction of any shareholder certificate, no new certificate shall be issued in lieu thereof, unless there shall first be furnished to CFS an affidavit of loss or non-receipt by the holder of shares with respect to which a certificate has been lost or destroyed, supported by an appropriate bond satisfactory to CFS and the Trust issued by a surety company satisfactory to CFS.

        6. Receipt of Funds for Investment. CFS will maintain one or more accounts with its cash management bank into which it will deposit funds payable to CFS as agent for, or otherwise identified as being for the account of the Funds or the Distributor, prior to crediting such funds to the respective accounts of the Funds and the Distributor. Thereafter, CFS will determine the amount of any such funds due a Fund (equal to the number of Fund shares sold by the Fund computed pursuant to paragraph 7 hereof, multiplied by the net asset value of a Fund share next determined after receipt of such purchase order) and the Distributor (equal to the sales charge applicable to such sale, computed pursuant to paragraph 9 hereof), respectively, deposit the portion due the Distributor in its account as may from time to time be designated by the Distributor, deposit the net amount due the Fund in the Fund's account with its custodian the ("Custodian"), notify the Distributor (such notification to the Distributor to include the amount of such sales charge to be remitted by the Distributor to the dealer participating in the sale, calculated pursuant to paragraph 9 hereof) and the Fund, respectively, of such deposits, such notification to be given as soon as practicable on the next business day stating the total amount deposited to said accounts during the previous business day. Such notification shall be confirmed in writing.

        7. Shareholder Accounts. Upon receipt of any funds referred to in paragraph 6 hereof, CFS will compute the number of shares purchased by the shareholder according to the net asset value of Fund shares next determined after such receipt less the applicable sales charge, calculated pursuant to paragraph 9 hereof; and

                (a) in the case of a new shareholder, open and maintain an open account for such shareholder in the name or names set forth in the subscription application form;

                (b) unless the Trustees of the Trust have resolved that all of the Trust's shares of beneficial interest, or all of the shares of a particular series or class, shall be issued in uncertificated form, and if specifically requested in writing by the shareholder, countersign, issue and mail, by first class mail, to the shareholder at his or her address set forth in the shareholder records of the Trust maintained by CFS a share certificate for full shares purchased.

                (c) send to the shareholder a confirmation indicating the amount of full and fractional shares purchased (in the case of fractional shares, rounded to three decimal places) and the prior per share; and

                (d) in the case of a request to establish an accumulation plan, withdrawal plan, group plan or other plan or program being offered by the Fund's Prospectus, open and maintain such plan or program for the shareholder in accordance with the terms thereof;

all subject to any reasonable instructions which the Distributor or the Trust may give to CFS with respect to rejection of orders for shares.

        8. Unpaid Checks. In the event that any check or other order for payment of money on the account of any shareholder or new investor is returned for any reason, CFS will take such steps, including imposition of a reasonable processing or handling fee, as CFS may, in CFS's discretion, deem appropriate, or as the Trust or the Distributor may instruct CFS.

        9. Sales Charge. In computing the number of shares to credit to the account of a shareholder pursuant to paragraph 7 hereof, CFS will calculate the total of the applicable Distributor and representative sales charges, commission or other amount, with respect to each purchase as set forth in the Prospectus and in accordance with any notification filed with respect to combined and accumulated purchases. CFS will also determine the portion of each sales charge, commission or other amount, payable by the Distributor to the dealer or other amount, payable by the Distributor to the dealer participating in the sale in accordance with such schedules as are from time to time delivered by the Distributor to CFS.

        10. Dividends and Distributions. The Trust will promptly notify CFS of the declaration of any dividends or distribution with respect to Fund shares, the amount of such dividend or distribution, the date each such dividend or distribution shall be paid, and the record date for determination of shareholders entitled to receive such dividend or distribution. As Dividend Disbursing Agent, CFS will, on or before the payment date of any such dividend or distribution, notify the Custodian of the estimated amount of cash required to pay such dividend or distribution, and the Trust agrees that on or before the mailing date of such dividend or distribution it will instruct the Custodian to make available to CFS sufficient funds therefor in the dividend and distribution account maintained by CFS with the Custodian. As Dividend Disbursing Agent, CFS will prepare and distribute to shareholders any funds to which they are entitled by reason of any dividend or distribution and, in the case of shareholders entitled to receive additional shares by reason of any such dividend or distribution, CFS will make appropriate credits to their accounts and prepare and mail to shareholders a confirmation statement and, if required, a certificate in respect of such additional shares.

        11. Repurchase and Redemptions. CFS will receive and stamp with the date of receipt all certificates and requests delivered to CFS for repurchase or redemption of shares and CFS will process such repurchases as agent for the Distributor and such redemptions as agent for the Trust as follows:

                (a) If such certificate or request complies with standards for repurchase or redemption approved from time to time by the Trust, CFS will, on or prior to the seventh calendar day succeeding the receipt of any such request for repurchase or redemption in good order, deposit any contingent deferred sales charge ("CDSC") due the Distributor in its account with such bank as may from time to time be designated by the Distributor and pay to the shareholder from funds deposited by the Trust from time to time in the repurchase and redemption account maintained by CFS with its cash management bank, the appropriate repurchase or redemption price, as the case may be, as set forth in the Prospectus;

                (b) If such certificate or request does not comply with said standards for repurchase or redemption as approved by the Trust, CFS will promptly notify the shareholder of such fact, together with the reason therefor, and shall effect such repurchase or redemption at the price in effect at the time of receipt of documents complying with said standards, or, in the case of a repurchase, at such other time as the Distributor, as agent for the Trust, shall so direct; and

                (c) CFS shall notify the Trust and the Distributor as soon as practicable on each business day of the total number of Fund shares covered by requests for repurchase or redemption which were received by CFS in proper form on the previous business day, and shall notify the Distributor of deposits to its account with respect to any CDSC, such notification to be confirmed in writing.

        12. Systematic Withdrawal Plans. CFS will administer systematic withdrawal plans pursuant to the provisions of withdrawal orders duly executed by shareholders and the relevant Fund's Prospectus. Payments upon such withdrawal orders shall be made by CFS from the appropriate account maintained by the Trust with the Custodian. Prior to the payment date CFS will withdraw from a shareholder's account and present for repurchase or redemption as many shares as shall be sufficient to make such withdrawal payment pursuant to the provisions of the shareholder's withdrawal plan and the relevant Fund's Prospectus.

        13. Letters of Intent and Other Plans. CFS will process such letters of intent for investing in Fund shares as are provided for in the Prospectus, and CFS will act as escrow agent pursuant to the terms of such letters of intent duly executed by shareholders. CFS will make appropriate deposits to the account of the Distributor for the adjustment of sales charges as therein provided and will currently report the same to the Distributor, it being understood, however, that computations of any adjustment of sales charge shall be the responsibility of the Distributor or the Trust. CFS will process such accumulation plans, group programs and other plans or programs for investing in shares as are provided for in the Prospectus. In connection with any such plan or program, and with withdrawal plans described in paragraph 12 hereof, CFS will act as plan agent for shareholders and in so acting shall not be the agent of the Trust.

        14. Tax Returns and Reports. CFS will prepare, file with the Internal Revenue Service and any other federal, state or local governmental agency which may require such filing, and, if required, mail to shareholders such returns for reporting dividends and distributions paid by the Funds as are required to be so prepared, filed and mailed by applicable laws, rules and regulations, and CFS will withhold such sums as are required to be withheld under applicable Federal and state income tax laws, rules and regulations.

        15. Record Keeping. CFS will maintain records, which at all times will be the property of the Trust and available for inspection by the Trust and Distributor, showing for each shareholder's account the following:

                (a) Name, address and United States taxpayer identification or Social Security number, if provided (or amounts withheld with respect to dividends and distributions on shares if a taxpayer identification or Social Security number if not provided);

                (b) Number of shares held and number of shares for which certificates have been issued;

                (c) Historical information regarding the account of each shareholder, including dividends and distributions paid, if any, and the date and price for all transactions on a shareholder's account;

                (d) Any stop or restraining order placed against a shareholder's account;

                (e) Information with respect to withholdings of taxes on dividends paid to foreign accounts; and

                (f) Any instruction as to letters of intent, record address, and any correspondence or instructions relating to the current maintenance of a shareholder's account.

        In addition, CFS will keep and maintain on behalf of the Trust all records which the Trust or CFS is required to keep and maintain pursuant to any applicable statute, rule or regulation, including without limitation, Rule 31(a)-1 under the Investment Company Act of 1940, relating to the maintenance of records in connection with the services to be provided hereunder. CFS shall be obligated to maintain at its expense only those records necessary to carry out its duties hereunder and the remaining records will be preserved at the Trust's expense for the periods prescribed by law.

        16. Other Information Furnished. CFS will furnish to the Trust and the Distributor such other information, including shareholder lists and statistical information as may be agreed upon from time to time between CFS and the Trust. CFS shall notify the Trust of any request or demand to inspect the share records books of the Trust and will act upon the instructions of the Trust as to permitting or refusing such inspection.

        17. Shareholder Inquiries. CFS will respond promptly to written correspondence from shareholders, registered representatives of broker-dealers engaged in selling Fund shares, the Trust and the Distributor relating to its duties hereunder, and such other correspondence as may from time to time be mutually agreed upon between CFS and the Trust. CFS also will respond to telephone inquiries from shareholders with respect to existing accounts.

        18. Communications to Shareholders and Meetings. CFS will determine all shareholders entitled to receive, and will address and mail, all communications by the Trust to its shareholders, including quarterly and annual reports to shareholders, proxy material for meetings of shareholders and periodic communications to shareholders. CFS will receive, examine and tabulate return proxy cards for meetings of shareholders and certify the vote to the Trust.

        19. Insurance. CFS will not reduce or allow to lapse any of its insurance coverage from time to time in effect, including but not limited to Errors and Omissions, Fidelity Bond and Electronic Data Processing coverage, without the prior written consent of the Trust.

        20. Duty of Care and Indemnification. CFS will at all times use reasonable care and act in good faith in performing its duties hereunder. CFS will not be liable or responsible for delays or errors by reason of circumstances beyond its control, including without limitation, acts of civil or military authority, national or state emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots or failure of transportation, communication or power supply.

        CFS may relay on certifications of the Secretary, any Assistant Secretary, the President, any Vice President, the Treasurer or any Assistant Treasurer of the Trust as to proceedings or facts in connection with any action taken by the shareholders or Trustees of the Trust, and upon instructions not inconsistent with this Agreement from the President, any Vice President, the Treasurer or any Assistant Treasurer of the Trust. CFS may apply to counsel for the Trust, at the Trust's expense, or its own counsel for advice whenever it deems expedient. With respect to any action taken on the basis of such certifications or instructions or in accordance with the advice of counsel for instructions or in accordance with the advice of counsel for the Trust, the Trust will indemnify and hold harmless CFS from any and all losses, claims, damages, liabilities and expenses (including reasonable counsel fees and expenses).

        The Trust will indemnify CFS against and hold CFS harmless from any and all losses, claims, damages, liabilities and expenses (including reasonable counsel fees and expenses) in respect to any claim, demand, action or suit not resulting from CFS's bad faith or negligence and arising out of, or in connection with, its duties on behalf of the Trust under this Agreement.

        CFS shall also be indemnified and held harmless by the Trust against any loss, claim, damage, liability and expenses (including reasonable counsel fees and expenses) by reason of any act done by it in good faith and in reliance upon any instrument or certificate for shares believed by it (a) to be genuine and
(b) to be signed, countersigned or executed by any person or persons authorized to sign, countersign, or execute such instrument or certificate.

        In any case in which a party to this Agreement may be asked to indemnify or hold harmless the other party hereto, the party seeking indemnification shall advise the other party of all pertinent facts concerning the situation giving rise to the claim or potential claim for indemnification, and each party shall use reasonable care to identify and notify the other promptly concerning any situation which presents or appears likely to present a claim for indemnification.

        21. Employees. CFS is responsible for the employment, control and conduct of its agents and employees and for injury to such agents or employees or to others caused by such agents or employees. CFS assumes full responsibility for its agents and employees under applicable statutes and agrees to pay all employer taxes thereunder.

        CFS shall maintain at its own expense insurance against public liability in a reasonable amount.

        22. AML/CIP. CFS agrees to provide anti-money laundering services to the Trust and to operate the Trust's customer identification program, in each case in accordance with the written procedures developed by CFS and adopted or approved by the Trustees of the Trust and with applicable law and regulation.

        23. Termination. This Agreement shall continue indefinitely until terminated by not less than ninety (90) days' written notice given by the Trust to CFS or, by six (6) months written notice given by CFS to the Trust. Upon termination hereof, the Trust shall pay such compensation as may be due to CFS as of the date of such termination.

        24. Successors. In the event that (i) in connection with termination of this Agreement a successor to any of CFS's duties or responsibilities hereunder is designated by the Trust by written notice to CFS, or (ii) CMA exercises its prerogative under paragraph 1 hereof to assume the duties and functions of CFS hereunder, CFS shall promptly, at the expense of the Trust (in the case of an event described in (i) above), transfer to such successor or CMA, as the case may be, a certified list of the shareholders of the Funds (with name, address and taxpayer identification or Social Security number), and historical record of the account of each shareholder and the status thereof, all other relevant books, records, correspondence and other data established or maintained by CFS under this Agreement in form reasonably acceptable to the Trust (if such form differs from the form in which CFS has maintained the same, the Trust shall pay any expenses associated with transferring the same to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from CFS's personnel in the establishment of books, records and other data by such successor or CMA. CFS shall, in the case of an event described in (i) above, be entitled to reasonable compensation and reimbursement of its out-of-pocket expenses in respect of assistance provided in accordance with the preceding sentence. Also, in the event of the termination of this Agreement, to the extent permitted by the agreements or licenses described below, CFS and CMA shall, if requested by the Trustees of the Trust, assign to any entity wholly owned, directly or indirectly, by Columbia Management Group, Inc. or by the Trust, or any of them, all of their rights under any existing agreements to which either of them is a party and pursuant to which either has a right to have access to data processing capability in connection with the services contemplated by this Agreement and under any licenses to use third-party software in connection with the services contemplated by this Agreement and under any licenses to use third-party software in connection therewith, and in connection with such assignment shall grant to the assignee an irrevocable right and license or sublicenses, on a non-exclusive basis, to use any software used in connection therewith and, on an exclusive basis, any proprietary rights or interest which it has under such agreements or licenses.

        25. Use of Affiliated Companies and Subcontractors. In connection with the services to be provided by CFS or CMA under this Agreement, either CFS or CMA may, to the extent it deems appropriate, and subject to compliance with the requirements of applicable laws and regulations and upon receipt of approval of the Trustees, make use of (i) its affiliated companies and their directors, trustees, officers and employees and (ii) subcontractors selected by it, provided that it shall supervise and remain fully responsible for the services of all such third parties in accordance with and to the extent provided in this Agreement. All costs and expenses associated with services provided by any such third parties shall be borne by CFS, CMA or such parties.

        26. Confidentiality. Each of CFS and CMA agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and its prior, present or potential shareholders and not to use such records and information for any purpose other than performance of its responsibilities and duties under this Agreement, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where CMA may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities or when so requested by the Trust.

        27. Miscellaneous. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts.

        The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions of this Agreement or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

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        A copy of the Declaration of Trust of the Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of or arising out of the instrument are not binding upon any of the Trustees or officers or shareholders individually, but binding only upon the assets and property of the Trust.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

        THE GALAXY FUND ON BEHALF OF ITS SERIES LISTED ON APPENDIX I

        By:
              ------------------------------------------
              Name:
              Title:

        COLUMBIA FUNDS SERVICES, INC.

        By:
              ------------------------------------------
              Name:
              Title:

        COLUMBIA MANAGEMENT ADVISORS, INC.

        By:
              ------------------------------------------
              Name:
              Title:

                                   SCHEDULE A

        Payments under the Agreement to CFS shall be made in the first two weeks of the month following the month in which a service is rendered or an expense incurred.

        Each Fund shall pay to CFS for the services to be provided by CFS under the Agreement an amount equal to the sum of the following:

        1.      An account fee for Open Accounts of $20.00 per annum; PLUS

        2.      The Fund's Allocated Share of CFS Reimbursable Out-of-Pocket
                Expenses.

        In addition, CFS shall be entitled to retain as additional compensation for its services all CFS revenues for fees for wire, telephone, redemption and exchange orders, IRA trustee agent fees and account transcripts due CFS from shareholders of the Fund and interest (net of bank charges) earned with respect to balances in the accounts referred to in paragraph 2 of the Agreement.

        All determinations hereunder shall be in accordance with generally accepted accounting principles and subject to audit by the Funds' independent accountants.

Definitions

        "Allocated Shares" for any month means that percentage of CFS Reimbursable Out-of-Pocket Expenses which would be allocated to a Fund for such month in accordance with the methodology described in Exhibit 1 hereto.

        "CFS Reimbursable Out-of-Pocket Expenses" means (i) out-of-pocket expenses incurred on behalf of the Funds by CFS for stationery, forms, postage and similar items and those expenses identified as "Out-of-Pocket Expenses" below, (ii) networking account fees paid to dealer firms by CFS on shareholder accounts established or maintained pursuant to the National Securities Clearing Corporation's networking system, which fees are approved by the Trustees from time to time and
        (iii) fees paid by CFS or its affiliates to third-party dealer firms or transfer agents that maintain omnibus accounts with a Fund in respect of expenses similar to those referred to in clause (i) above, to the extent the Trustees have approved the reimbursement by the Fund of such fees.

        "Open Accounts" is any account on the books of CFS representing record ownership of shares of the Funds which as of the first day of any calendar month has a share balance greater than zero. The Open Account fee shall be payable on a monthly basis, in an amount equal to 1/12 the per annum change.

        "Out-of-Pocket Expenses" also include, but are not limited to, the following items:

                *       Microfiche/microfilm production
                *       Magnetic media tapes and freight
                * Printing costs, including certificates, envelopes, checks and stationery

                * Postage bulk, pre-sort, ZIP+4, barcoding, first class) direct pass through to the Trust
                * Telephone and telecommunication costs, including all lease, maintenance and line costs
                *       Proxy solicitations, mailings and tabulations
                *       Daily & Distributions advice mailings
                *       Shipping, Certified and Overnight mail and insurance
                *       Year-end forms and mailings
                * Terminals, communications lines, printer and other equipment and any expenses incurred in connection with such terminals and lines
                *       Duplicating services
                *       Courier services
                * Record retention as required by the Trust, retrieval and destruction costs, including, but not limited to, exit fees charged by third party record keeping vendors
                *       Third party audit reviews
                * Such other miscellaneous expenses reasonably incurred by CFS in performing its duties and responsibilities under this Agreement.

        The Funds agree that postage and mailing expenses will be paid on the day of or prior to mailing as agreed with CFS. In addition, the Funds will promptly reimburse CFS for any other unscheduled expenses incurred by CFS whenever the Funds and CFS mutually agree that such expenses are not otherwise properly borne by CFS as part of its duties under the Agreement.

                                    EXHIBIT 1

                          METHODOLOGY OF ALLOCATING CFS
                       REIMBURSABLE OUT-OF-POCKET EXPENSES

        1. CFS Reimbursable Out-of-Pocket Expenses are allocated to the Funds as follows:

        A.      Identifiable            Based on actual services performed and
                                        invoiced to a Fund.

        B.      Unidentifiable          Allocation will be based on three evenly
                                        weighted factors.

                                        .       number of shareholder accounts

                                        .       number of transactions

                                        .       average assets

                                   APPENDIX I

Trusts          Funds                                                                Custodian       Type of Fund
------          -----                                                                ---------       ------------
The Galaxy      Galaxy Connecticut Municipal Money Market Fund                  PFPC Trust Company   Money Market
Fund            Galaxy Government Money Market Fund                             PFPC Trust Company   Money Market
                Galaxy Government Reserves                                      PFPC Trust Company   Money Market
                Galaxy Institutional Government Money Market Fund               PFPC Trust Company   Money Market
                Galaxy Institutional Money Market Fund                          PFPC Trust Company   Money Market
                Galaxy Institutional Treasury Money Market Fund                 PFPC Trust Company   Money Market
                Galaxy Massachusetts Municipal Money Market Fund                PFPC Trust Company   Money Market
                Galaxy Money Market Fund                                        PFPC Trust Company   Money Market
                Galaxy New York Municipal Money Market Fund                     PFPC Trust Company   Money Market
                Galaxy Prime Reserves                                           PFPC Trust Company   Money Market
                Galaxy Tax-Exempt Money Market Fund                             PFPC Trust Company   Money Market
                Galaxy Tax-Exempt Reserves                                      PFPC Trust Company   Money Market
                Galaxy U.S. Treasury Money Market Fund                          PFPC Trust Company   Money Market